                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    for the Securities Exchange Act of 1934

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     / /  Definitive Additional Materials
     /X/  Soliciting Material Pursuant 240.14a-11(c) or 240.14a-12

                           ICN PHARMACEUTICALS, INC.
                (Name of Registrant as Specified in its Charter)

                           ICN PHARMACEUTICALS, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

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1)  Title of each class of securities to which transaction applies:

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  was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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(1) Amount Previously Paid:
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(4) Date Filed:

                    [ICN PHARMACEUTICALS, INC. LETTERHEAD]



                                                                January 13, 1994


Dear ICN Stockholder:

1993 was a challenging and noteworthy year for ICN Pharmaceuticals. We made great strides in our goal of creating a world-class enterprise on the cutting edge of drug development and global distribution. We expanded and strengthened our already top-notch team of managers and scientists. We added a Nobel Prize-winning scientist to our Board. And we moved ahead prudently in the approval process for promising new applications of our antiviral Virazole (ribavirin). We enter 1994 well positioned for sustained growth in an increasingly competitive global marketplace.

We are proud of these accomplishments. But the hard work is only just beginning. Now is the time to put the distractions of a long proxy contest behind us and to invest all our energies into realizing ICN's true potential. Delivering shareholder value over the long term is our highest priority, and we believe we have the vision, the resources, and the leadership to succeed.

Over the past few months we have spoken to many of you in person and by telephone. We have welcomed the chance to hear your interests and concerns, and consider both the communications process and the substance of these discussions to have been invaluable. We would like to take this opportunity to address some of your questions.

How did ICN's stock perform this year?

ICN's common stock performed exceedingly well in 1993, but still does not yet reflect the Company's true value or long-term growth potential. We pledge to continue our efforts to create a better understanding among the investment community of our Company's significant prospects and progress.

Against the backdrop of our desire to enhance shareholder value even further, we are delighted that the stock outperformed four major stock market indices in 1993, including the Dow Jones pharmaceutical industry group and the New York Stock Exchange index. In addition, the common stocks of the companies in which ICN holds significant equity positions--SPI Pharmaceuticals, Viratek, and ICN Biomedicals--also beat the Dow Jones pharmaceutical industry group index as well as the American Stock Exchange and Standcard & Poor's 500 averages.

What is the status of ICN's efforts to make ribavirin available for treatment of hepatitis C?

Ribavirin is making positive and steady progress through the testing and regulatory approval process. Virazole (ribavirin) is a product of ICN's pioneering work with nucleic acide research. It is authorized in over 40 countries for at least one of eight indications. Three years ago we initiated development of Virazole for hepatitis C, just as the virus was being clearly identified. After tests in small pilot experiments and independent Phase II studies, the drug is now undergoing intensive Phase III clinical trials. These trials are nearing completion, and we plan to submit a New Drug Application in the early part of 1994 to the U.S. Food and Drug Administration, and in major pharmaceutical markets elsewhere in the world.

Our regulatory staff has been working diligently to manage the approval process with care. We are encouraged by the sound clinical results to date.

The market for hepatitis C medication is potentially quite large, and there are still only a handful of antivirals available today. With ICN's increasingly global and sophisticated distribution network, we believe our prospects for expanding ribavirin to new applications and new markets are excellent.

Why is ICN investing so much of the Company's resources in Eastern Europe?

We believe Eastern Europe offers outstanding potential for growth. It is a large, under-developed market eager for new capital and strong partners, and our early activity and hands-on experience give us an important leadership position. Over the past few years, we have been aggressively expanding our manufacturing and distribution channels around the world, and Eastern Europe is one of the most important pharmaceutical markets we have targeted for growth.

Our success to date in Eastern Europe is notable. ICN Galenika, our Yugoslav venture, has made a model transition from socialist to capitalist management despite the turmoil of civil war, and has performed remarkably well under the most adverse of circumstances, including economic sanctions. It has also begun a substantial building and modernization program using local currency which will enable it to expand operations quickly once the sanctions are lifted.

Our pioneering venture with one of Russia's largest pharmaceutical companies, Oktyabr, is nearing start-up--the first privatization of a major pharmaceutical company in Russia. We are modernizing the company, which manufactures 225 pharmaceutical products, and building a new manufacturing facility in St. Petersburg.

In early January we announced an agreement with the government of Hungary to acquire a 30 percent ownership in Alkaloida, a major Hungarian pharmaceutical manufacturer with annual sales of about $90 million. Alkaloida is one of only five facilities worldwide for the production of medicinal morphine. We intend to increase our percentage ownership in Alkaloida to a controlling interest of over 50 percent.

Is ICN pursuing other drug research and development?

We have begun an ambitious program in antisense technology, capitalizing on ICN's long-standing strength in nucleotide chemistry. This is a multimillion dollar effort to develop therapies tailored to block production of genetic materials in cancer, viral infections, and psoriasis. We believe this can lead to the in-house development of important new antiviral, anticancer, and dermatological drugs.

Are you planning on strengthening your Board of Directors?

Yes. In fact, ICN has already enhanced the Board with the election of Nobel Laureate Dr. Roger Guillemin last October. We will continue the process and we are committed to maintaining a truly independent Board of Directors, drawn from the disciplines of business, science, finance, and government. The Board formally adopted a set of corporate governance principles in December which it intends to use as a guide in being more responsive to shareholders. The Board is currently reviewing its composition, with a goal of adding at least two additional independent directors over the next six months.

Do you intend to link executive compensation practices with company performance?

YES.  IN ORDER TO EMPHASIZE THE IMPORTANCE WE PLACE ON THIS ISSUE, WE
HAVE RECONSTITUTED OUR COMPENSATION COMMITTEE SO THAT IT WILL BE COMPLETELY COMPRISED OF INDEPENDENT DIRECTORS WHO WILL SET MANAGEMENT PAY USING WELL-DEFINED OBJECTIVE STANDARDS. These standards now include the market performance of ICN stock as well as more traditional measures of operating earnings growth and earnings per share growth. Incentives will be pegged to meaningful goals and are designed to benefit all shareholders by creating a more valuable enterprise.

What are ICN's priorities for 1994?

THE NUTS AND BOLTS OF GOOD MANAGEMENT: CAPITALIZING ON NEW OPPORTUNITIES WHILE CONTROLLING COSTS, IMPROVING MARGINS, AND REDUCING DEBT. We believe ICN is well positioned to benefit from the tremendous changes taking place in the pharmaceutical industry today. Our global presence, new drug opportunities, and strong management team provide a strong foundation for future growth.

What do others recommend?

WE ARE PLEASED TO INFORM YOU THAT INSTITUTIONAL SHAREHOLDER SERVICES, INC., THE LARGEST PROXY ADVISORY FIRM IN THE U.S., RECOMMENDS A VOTE FOR THE INCUMBENT SLATE OF DIRECTORS. TO PROTECT AND ENHANCE THE VALUE OF YOUR INVESTMENT, VOTE FOR A PROVEN TEAM. SIGN AND RETURN THE BLUE PROXY CARD IMMEDIATELY. DO NOT SIGN ANY OTHER PROXY FORM. IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION PROCESS OR NEED FURTHER ASSISTANCE, PLEASE CALL OUR PROXY SOLICITOR, GEORGESON & COMPANY INC., TOLL-FREE AT 1-800-223-2064.

                                                Sincerely,

                                                THE BOARD OF DIRECTORS OF
                                                ICN PHARMACEUTICALS, INC.

                  IMPORTANT MESSAGE TO ALL ICN STOCKHOLDERS:

OUR ANNUAL MEETING IS FEBRUARY 1, JUST A FEW DAYS AWAY. PLEASE SIGN, DATE, AND RETURN THE BLUE PROXY CARD AS SOON AS POSSIBLE SO YOUR VOTE CAN BE COUNTED. EVEN IF YOU HAVE ALREADY RETURNED A BLUE CARD, REMEMBER, ONLY THE LATEST DATED PROXY COUNTS.

This package contains a number of documents designed to bring you up to date on ICN and its recent activities. You will find:

1. A letter from the Board which answers critical questions about the Company and discusses our progress and prospects. Here are a few highlights.

    *  Stock price performance in 1993.

    *  Encouraging prospects for use of ribavirin in hepatitis C treatments.

    *  Pioneering investments in the under-developed markets of Eastern Europe.

    *  Actions to strengthen our Board of Directors.

    * Renewed commitment to link executive compensation with Company performance.

    * Priorities for 1994: Continuing to build a world-class pharmaceutical enterprise.

    * Institutional Shareholder Services, the largest proxy advisory firm in the U.S., recommends a vote FOR management's slate.

2. A chart comparing the stock performance of SPI Pharmaceuticals with other major pharmaceutical manufacturers.

3. A chart comparing the stock performance of ICN with several major market indices.

4. A press release announcing a license agreement between SPI Pharmaceuticals and Schering-Plough.

    Please take a few minutes to learn why our future is so exciting.

                                       THE BOARD OF DIRECTORS OF
                                       ICN PHARMACEUTICALS

                    [ICN PHARMACEUTICALS, INC. LETTERHEAD]


                                                        Contact Paul Knopick
FOR IMMEDIATE RELEASE                                   714/546-0100 ext. 2465


                  SCHERING-PLOUGH LICENSES ORAL ANDROGEN TO
                             SPI PHARMACEUTICALS


        COSTA MESA, Calif. Jan. 10 - SPI Pharmaceuticals, Inc. (AMEX: SPI) and Schering-Plough Corporation (NYSE: SGP) have announced an agreement in which SPI will be the exclusive licensee in the U.S. and Puerto Rico of the Oreton Methyl line (brand of methyltestosterone tablets, USP), a prescription oral androgen to be manufactured by Schering-Plough.


        The product will be marketed by SPI Pharmaceuticals under the ICN Pharmaceuticals label as Oreton Methyl 10 (10mg), under the agreement which became effective Jan. 1, 1994. The product is professionally marketed to physicians.

        Oral androgens are intended for use by males as a replacement therapy in conditions associated with a deficiency or absence of testosterone (hypogonadism). They also are a second line therapy for advanced, inoperable metastatic (skeletal) breast cancer for women who are one to five years post-menopausal.

        SPI Pharmaceuticals, headquartered in Costa Mesa, manufactures, markets and distributes more than 600 prescription and nonprescription pharmaceuticals in over 60 countries, including North and Latin America, Western and Eastern Europe and the Far East. Schering-Plough Corporation, based in Madison, N.J., is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical and health care products worldwide.

        The product will be sold in bottles of 100 tablets. Oreton Methyl tablets are classified as controlled substances under the Anabolic Steroid Control Act of 1990 and have been assigned to Schedule III. Terms of the transaction were not disclosed.

                   [ICN Pharmaceuticals, Inc,. Letterhead]

                      SPI PHARMACEUTICALS RANKS WITH TOP
                    INTERNATIONAL PHARMACEUTICAL COMPANIES

                  The January 3, 1994 issue of Forbes ranked
                   SPI Pharmaceuticals as one of the top 24
        international pharmaceutical companies in several categories.


<Caption

       5 YEAR SALES GROWTH                      5 YEAR EARNINGS PER SHARE
 ----------------------------------          ---------------------------------
    COMPANY                   %                  COMPANY                   %
    -------                  ------              -------                ------
 1)  IVAX                    68.90%          1)  PERRIGO                80.40%
 2)  SPI PHARMACEUTICALS     48.20%          2)  BINDLEY WESTERN INDS   54.10%
 3)  RHONE-POULENC RORER     41.80%          3)  SPI PHARMACEUTICALS    90.60%
 4)  MARION MERRELL DOW      39.30%          4)  RHONE-POULENC RORER    30.40%
 5)  CARDINAL DISTRIBUTION   31.10%          5)  MARION MERRELL DOW     24.00%




   5 YEAR AVERAGE RETURN ON EQUITY                  5 YEAR DEBT/CAPITAL
 ----------------------------------          ---------------------------------
    COMPANY                   %                  COMPANY                   %
    -------                  ------              -------                ------
 1)  AMERICAN HOME PRODS     55.40%          1)  CARDINAL DISTRIBUTION  41.70%
 2)  MERCK                   52.60%          2)  BERGEN BRUNSWIG        41.50%
 3)  PERRIGO                 42.70%          3)  NATIONAL INTERGROUP    37.00%
 4)  SYNTEX                  41.60%          4)  SYNTEX                 33.00%
 5)  MARION MERRELL DOW      39.30%          5)  IMCERA GROUP           31.40%
 6)  SCHERING-PLOUGH         37.90%          6)  BINDLEY WESTERN INDS   28.90%
 7)  WARNER-LAMBERT          37.70%          7)  IVAX                   26.20%
 8)  ABBOTT LABORATORIES     37.60%          8)  WARNER-LAMBERT         24.40%
 9)  BRISTOL-MYERS SQUIBB    33.60%          9)  RHONE-POULENO RORER    23.30%
10)  GLAXO HOLDINGS          30.90%         10)  PERRIGO                22.30%
11)  RHONE-POULENO RORER     28.80%         11)  AMERICAN HOME PRODS    18.50%
12)  SPI PHARMACEUTICALS     26.90%         12)  AMERICAN CYANAMID      18.30%
13)  ELI LILLY               25.00%         13)  UPJOHN                 18.10%
14)  UPJOHN                  22.40%         14)  SPI PHARMACEUTICALS    14.80%
15)  PFIZER                  17.70%         15)  MCKESSON               12.30%

                  [ICN Pharmaceuticals, Inc. Letterhead]


             ICN FAMILY OF COMPANIES BEATS DOW JONES, S&P, NYSE,
            AMEX INDICES & DOW JONES PHARMACEUTICAL INDUSTRY GROUP


       % INCR.    NYSE      DJIA     S&P 500             DJ PHARM
       '93/'92     CO.       CO.       CO.       AMEX      GROUP

ICN     36.50%
SPI     38.10%
                  7.86%    13.72%     7.06%     19.52%    -10.58%
VRA     56.40%
BIM     21.40%

                                   VALUTRAC
 a division of Audio Alert, Inc. 10616 Beaver Dam Road, Hunt Valley, MD 21030
             Long-Term Opportunities for the Intelligent Investor

                                   No. 9310
                               October 22, 1993

                     IT'S TIME TO BEGIN PLANNING FOR '94
                           Deja Vu All Over Again?



   PHOTO 1                                                            PHOTO 2



 Joe Bradley                                                         Jim Powell


                     ICN PHARMACEUTICALS [Joseph Morgan]
                     Has A Promising New Anti-viral Drug
                  Plus an Excellent Stake in Eastern Europe


ICN PHARMACEUTICALS, INC. (ICN-NYSE)
JOSEPH J. MORGAN
Editor

Dr. Morgan's Medical Stock Commentary                                 PHOTO 3
1431 Lexington Drive
Maple Glen, PA 19002

BACKGROUND ON ICN PHARMACEUTICALS

1. ICN is basically a holding company with interests in three other publicly traded companies: SPI Pharmaceuticals, an Eastern European pharmaceutical company which distributes worldwide; ICN Biomedicals, a supply company for medical labs; and Viratek, an R&D facility (viral disease and cancer).

2. ICN Pharmaceuticals also manufactures and markets its own products (distributed by ICN Biomedicals to 43 countries); ICN Biomedicals' product catalog (over 70,000 items) is distributed to 96% of United Nations countries.

3. ICN Pharmaceuticals may be the largest pharmaceutical company in Eastern Europe following its recent acquisition of a formerly Yugoslavian pharmaceutical company, which is now called ICN Galenika.

4. A joint-venture with the Russian government called ICN Oktyabr, still in the planning stages, should be selling products before the end of this year.

5. ICN Galenika is currently crippled by the civil war in former Yugoslavia, but is expected to recapture its large market share after the war is over.

MARKET REACTION

1. The stock is affected by the risk of owning stock in a country at war and by the UN economic sanctions -- ICN Galenika is prohibited from trading outside of Yugoslavia.

2. Additionally, Yugoslavia suffers from unstable currency, hyperinflation and supply shortages of imported raw materials.

3. Even so, SPI (owns the majority of ICN Galenika) has reported an operating profit of $1.5 million in Q2 93; peace will put them in even better position.

4. Purchase of the stock at this time does represent a speculation, but the current price reflects continued outlook for war.

5. The potential of the company cannot be quantified by looking at a spreadsheet; conceptually, the company is attempting to introduce capitalism and modern pharmaceuticals to the formerly communist world.

POTENTIAL FOR SUCCESS

1. The involvement in ICN of a former US ambassador to Yugoslavia and other European business leaders as well as its founder who emigrated from Yugoslavia gives ICN an advantage in Eastern European markets.

2. Another positive factor is the company's primary product, ribavirin, an antiviral drug with blockbuster potential that has been ignored by Wall Street.

3. From August 1989 to July 1993, ICN stock has gone up 71%, and SPI stock has gone up 121%, compared to 28% for the S&P.

4. ICN Biomedicals is currently profitable and has a market value of $125-$175 million; yet, the market capitalization of the parent company ICN Pharmaceuticals is only about $200 million -- a bargain basement price that discounts the downside.

5. Realistically, the situation in Russia and Eastern Europe should stabilize; if that happens, ICN should be the premier company in that market for the foreseeable future.

THE CURRENCY FACTOR

1. SPI is carried at a long-term investment, so short-term losses do not radically affect ICN Pharmaceuticals' bottom line.

2. Currency risk is being managed, but this risk within Yugoslavia is a plus for purchasing materials within that state.

THE CORE PRODUCT: RIBAVIRIN

1. In contrast to the present main drug for treating hepatitis-C virus (inuron-A, an interferon drug which is effective only 20%-30% of the cases and must be injected), ribavirin is a tablet which can be easily taken by the patient.

2. Year-long field tests for ribavirin in treating hepatitis-C have been conducted at NTII, in Sweden and elsewhere -- results are about to be presented; shorter preliminary field tests showed good results and little toxicity.

[CHART]


Recent Price: $10.75             Market Value (Mil. $): 218.8
Latest Yr. Earnings: $5.56       Latest Yr. Dividend: NA
Latest Yr. Book Value: $0.31     P/E Ratio: NA
% Yield: NA                      Common Shares (the): 20451


3. If the year-long results turn out as well, Wall Street should begin to see ribavirin as a challenger for intron-A's billion-dollar market.

4. Ribavirin, around for about 20 years, has been the object of hundreds of studies; in tablet form, it is already available over-the-counter in many countries and is taken for viral infections such as measles, flu and hepatitis.

5. Ribavirin is already a $27 million drug worldwide of which $19 million is sold in the United States.


EXPECTATIONS

1. The stock price of ICN, currently in the 10-11 range (11 1/8 close on 10/15), can be 20-30 within a couple of months of good hepatitis-C results; an end to the war in Yugoslavia could mean an additional 10-20 point increase.

2. If war continues or the hepatitis-C results are not good, the maximum downside should be 5 points.

3. The upside for the company is unlimited because ribavirin is approved for HIV/AIDS patient use in several countries and has been shown to be safe and effective compared to other drugs available.

4. If the tablet form becomes available in the US for use in hepatitis-C, physicians are likely to begin prescribing it also for HIV/AIDS as well as other viral infections.

5. NTH is currently testing ribavirin in combination with an approved drug called DDI for HIV use; if results of this trial are good (in a year or so), rapid approval of ribavirin for HIV can be expected -- another boost for the stock price.


ANNOUNCEMENT EXPECTED

1. The results of the year-long trials for hepatitis-C use are expected to be announced at the annual meeting of the American Association for the Study of Liver Diseases on 11/4/93; if results are good, ICN stock could run up several points in a matter of days.

2. Once approved for use with hepatitis-C (probably by Q3 95), physicians will be able to prescribe ribavirin as their medical judgment dictates (e.g., for AIDS); the stock price could rise as high as 60 or 70 within a couple of years.


VARIOUS WAYS TO PLAY

1. ICN is an ideal speculation -- but not a sure thing; investors who are interested after further research and who understand options may wish to buy the stock and, as a hedge against its decline, buy puts (as far out as possible).

2. Another way to play is to use risk capital to buy calls (for those who expect good news); or an investor can short the stock and buy calls.

3. The stock is likely to move quickly: with good news on hepatitis-C, a double or triple within 12 months; with added good news of an end to the civil war in Bosnia, considerably higher; plan to be out of the stock by 1997 or 1998.

4. The purchase-with-puts strategy limits risk to 10%-15%, but allows the potential to double or triple the initial investment within 2 years.


Company info: ICN Pharmaceuticals, Inc., 3300 Hyland Ave., Costa Mesa, CA 92626; 714/545-0100.

For information on Dr. Morgan's Medical Stock Commentary, write to the address given above or call 215/641-9006.


Reprinted with permission from ValueTrac.

                                   APPENDIX


Photo 1 - Joe Bradley


Photo 2 - Jim Powell


Photo 3 - Joseph J. Morgan